Filed under Rule 433

File No. 333-253889-01

Final Term Sheet

Arizona Public Service Company

$500,000,000 5.55% Notes due 2033

June 27, 2023

Issuer:	Arizona Public Service Company
Expected Ratings (Moody’s / S&P / Fitch):	A3 (negative) / BBB+ (negative) / A- (negative)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Trade Date:	June 27, 2023
Settlement Date:	June 30, 2023 (T+3)
Security:	5.55% Notes due 2033
Principal Amount:	$500,000,000
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2024
Maturity Date:	August 1, 2033
Interest Rate:	5.55%
Benchmark Treasury:	3.375% due May 15, 2033
Benchmark Treasury Price / Yield:	96-25 / 3.768%
Spread to Benchmark Treasury:	+180 basis points
Yield to Maturity:	5.568%
Public Offering Price:	99.855% per note
Optional Redemption:	Make-whole call at any time prior to May 1, 2033 at Treasury rate plus 30 basis points and, thereafter, at par
CUSIP/ISIN:	040555 DG6 / US040555DG61

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Truist Securities, Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	BMO Capital Markets Corp.
Cabrera Capital Markets, LLC
TD Securities (USA) LLC

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC collect at (212) 834-4533 or Truist Securities, Inc. toll-free at (800) 685-4786.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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